Exhibit 21

SUBSIDIARIES OF VISTA GOLD CORP.

Name of Subsidiary	Jurisdiction of Organization
Vista Gold U.S. Inc.(1)	Delaware
Vista California, LLC.(5)	California
Granges Inc.(1)	British Columbia, Canada
Desarrollos Zapal Holdings Corp(1).	British Columbia, Canada
Minera Gold Stake Holdings Corp. (1)	British Columbia, Canada
Minera Gold Stake S.A de C.V. (1)(2)	Mexico
Vista Minerals (Barbados) Corp.(1)	Barbados
Vista Gold Australia Pty. Ltd.(3)	Australia

(1)100% owned by Vista Gold Corp.

(2)1% owned by Granges Inc.

(3)100% owned by Vista Minerals (Barbados) Corp.